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Exhibit 4.14

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE SECURITIES ACT, THE APPLICABLE STATE SECURITIES LAW AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER

NO. Issue Date: July 31, 2003	Warrant to Purchase 22,000 Shares of Common Stock

WARRANT TO PURCHASE COMMON STOCK
OF
MOBILITY TECHNOLOGIES, INC.

        This is to certify that, FOR VALUE RECEIVED, T. Williams Consulting, Inc. ("Holder"), is entitled to purchase, subject to the terms set forth below, from Mobility Technologies, Inc., a Delaware corporation (the "Company"), during the period commencing on July 31, 2003 and ending at 5:00 P.M. (E.S.T.) on July 31, 2008 (the "Exercise Period"), an aggregate of Twenty Two Thousand (22,000) fully paid and non-assessable shares of Company Common Stock, $0.01 par value per share (the "Common Stock"), at a per share purchase price of $0.01 (the "Exercise Price"). The Exercise Price and the number of such shares are subject to adjustment, from time to time, as provided below. The shares of Common Stock deliverable upon such exercise are hereinafter sometimes referred to as the "Warrant Shares." This Warrant is herein called the "Warrant."

        Section 1.    Exercise Period.    In the event that the expiration of the Exercise Period shall fall on a Saturday, Sunday or United States federally recognized holiday, the expiration of the Exercise Period shall be extended to 5:00 P.M. (E.S.T.) on the first business day following such Saturday, Sunday or recognized holiday. Notwithstanding anything contained herein to the contrary, if any portion of this Warrant remains unexercised as of the Expiration Date and the Market Price of one of Common Stock as of the Expiration Date is greater than the Exercise Price as of the Expiration Date, then this Warrant shall be deemed to have been exercised automatically, for the maximum number of shares then purchasable hereunder, immediately prior to the close of business on the Expiration Date (or, in the event that the Expiration Date is not a business day, the immediately preceding business day) (the "Automatic Exercise Date") in the manner provided in Section 2 below, and the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such Automatic Exercise Date. This Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 1 without any action by the Holder. As promptly as is reasonably practicable on or after the Automatic Exercise Date, but in no event before the date on which this Warrant is surrendered to the Company at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any business day, the Company at its expense shall issue and deliver to the Holder (or such other person or persons as directed by the Holder) a certificate or certificates for the number of Warrant Shares issuable upon such exercise, in accordance with Section 2.

        Section 2.    Exercise of Warrant.

          a.    Manner of Exercise.    This Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period, by (i) the surrender of this Warrant to the Company, with the Notice of Exercise attached hereto as Exhibit "A" (the "Notice of Exercise") duly completed and executed on behalf of the Holder, at the principal office of the Company or such other office or agency of the Company as it may designate by notice in writing to the Holder

  (the "Principal Office"), and (ii) the delivery of payment to the Company of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise in any manner specified in Section 2(c).

          b.    Issuance of Warrant Shares.    Such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment shall have been made for the Warrant Shares as aforesaid. As promptly as practicable thereafter, but in any event within five (5) business days, the Company shall deliver to the Holder a stock certificate(s) for the Warrant Shares specified in the Notice of Exercise. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate(s), also deliver to the Holder, at the Company's expense, a new Warrant evidencing the right to purchase the remaining number of Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant.

          c.    Payment of Exercise Price.    The Exercise Price shall be payable (i) in cash or its equivalent, payable by wire transfer of immediately available funds to a bank account specified by the Company or by certified or bank cashiers' check in lawful money of the United States of America, (ii) by surrendering to the Company the right to purchase a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares to be purchased (including the Warrant Shares to be so surrendered) by a fraction, the numerator of which is the Exercise Price and the denominator of which is the Market Price (as defined below) of the Common Stock on the date of exercise of the Warrant, or (iii) in any combination of (i) or (ii).

          The term "Market Price," as used herein, shall mean, per share of Common Stock on any given day, the closing price per share of the Common Stock on the earlier of the day in question or, with respect to any issuance, payment or distribution, the day immediately prior to the first day the Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance, payment or distribution, where the closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case (I) on the New York Stock Exchange, or (II) if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (III) if the Common Stock is not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market System, or (IV) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Board of Directors for such purpose; provided, however, that in the event that none of (I) through (IV) is applicable to the Common Stock, then the Market Price of the Common Stock shall be determined in good faith by the Company's Board of Directors.

          d.    Fractional Shares.    The Company shall not issue fractions of Warrant Shares upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a Warrant Share would, except for the provisions of this Section 2(d), be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth (1/100) of a share, multiplied by the Market Price for the Common Stock, determined as of the date of exercise.

        Section 3.    Adjustment to Exercise Price and Warrant Shares.    The Exercise Price in effect from time to time and the number of Warrant Shares shall be subject to adjustment in certain cases as set forth in this Section 3:

          a.    Stock Split.    If, at any time after the date hereof, the number of shares of the Company's capital stock outstanding is increased by a stock dividend or by a subdivision or split-up of shares, then, following the record date for the determination of holders of capital stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of Warrant Shares shall be increased in proportion to such increase in outstanding shares. The foregoing provisions shall similarly apply to successive stock dividends, subdivisions, or split-ups.

          b.    Reverse Stock-Split.    If, at any time after the date hereof, the number of shares of capital stock outstanding is decreased by a combination or reverse-split of the outstanding shares, then, following the record date for such combination or reverse-split, the Exercise Price shall be appropriately increased and the aggregate number of Warrant Shares shall be decreased in proportion to such decrease in outstanding shares. The foregoing provisions shall similarly apply to successive combinations or reverse-splits.

          c.    Issuance of Dividends.    In the event that the Company shall make or issue to holders of Common Stock, or shall fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution payable in equity securities (other than shares of Common Stock), evidences of its indebtedness or other property (other than a cash dividend that is payable solely out of earnings or surplus legally available for dividends under applicable law), then, in each such event and as a condition precedent to the taking of any such action, lawful and adequate provision (in form and substance approved by the Holder, which approval shall not be unreasonably withheld or delayed) shall be made whereby the Holder shall thereafter have the right to receive, upon exercise of this Warrant, in addition to the number of shares of Common Stock receivable thereupon, the amount of such equity securities, evidences of indebtedness or other property as the Holder would have received had the Holder been the record owner, at the time the Company made or issued such dividend or other distribution or on the record date fixed therefor, as the case may be, of that number of shares of Common Stock receivable upon exercise of this Warrant in full, and had the Holder thereafter, during the period from the date of such event to and including the date(s) on which the Holder exercises this Warrant, retained such equity securities, evidences of indebtedness or other property, giving application to all other adjustments called for during such period under this Section 3.

          d.    Merger or Sale of Assets.    In the event that the Company shall effect (i) any consolidation or merger of the Company with or into any other person in which those holding more than 50% of the voting power of the Company prior to the consolidation or merger no longer directly or indirectly hold more than 50% of the voting power of the surviving entity, or (ii) the sale or other disposition of all or substantially all of the Company's assets to any other person, in such a way that the holders of Common Stock shall be entitled to receive cash, securities, evidences of indebtedness or other property with respect to or in exchange for their shares of Common Stock, then, in each such event and as a condition precedent to the consummation thereof, the Company or such other person as is formed by or survives such consolidation or merger or acquires such assets, as the case may be, shall execute and deliver to the Holder, without payment of any additional consideration therefor, a new Warrant (in form and substance approved by the Holder, which approval shall not be unreasonably withheld or delayed) providing that the Holder shall have the right thereafter, during the period such Warrant shall remain outstanding, to exercise such Warrant into the kind and amount of cash, securities, evidences of indebtedness and other property as the Holder would have received had the Holder been the record owner, at the time of such consolidation, merger, sale or disposition, of that number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the consummation of such consolidation, merger, sale or disposition. If the holders of the Common Stock may elect from choices the kind and/or amount of cash, securities, evidences of indebtedness and other property receivable upon such consolidation, merger, sale or disposition, then, for purposes of this Section 3(d), the kind and amount of cash, securities, evidences of indebtedness and other property receivable by the Holder upon exercise of such new Warrant shall be specified by the Holder, which specification shall be made by the Holder by the later of (I) ten (10) business days after the Holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock, or (II) the last time at which the holders of Common Stock are permitted to make their specifications known to the Company; provided, however, that if the Holder fails to make any specification within such time period, the Holder's choice shall be deemed to be whatever choice is made by a plurality of the holders of Common Stock not affiliated with the Company or, in the case of a consolidation, merger, sale or disposition, the other parties thereto. Such new Warrant shall provide for adjustments that, for events subsequent to the effective date of such new Warrant, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The foregoing provisions shall similarly apply to successive consolidations, mergers, or asset acquisitions.

          e.    Notice of Adjustment.    In each case of an adjustment or readjustment of the Exercise Price and number of Warrant Shares pursuant to this Section 3, the Company shall, at its expense, promptly furnish to the Holder a certificate prepared and signed by the Treasurer or Chief Financial Officer of the Company, setting forth (i) such adjustment or readjustment, (ii) the Exercise Price and number of Warrant Shares in effect following such adjustment or readjustment (including the amount, if any, of other securities and property that at the time would be received upon the exercise of this Warrant), and (iii) the facts, set forth in reasonable detail, upon which such adjustment or readjustment is based.

        Section 4.    Exchange and Replacement.

          a.    Manner of Exchange and Replacement.    This Warrant is exchangeable, upon surrender of the Warrant by the Holder to the Company at the Principal Office, for new Warrants of like tenor registered in the Holder's name and representing in the aggregate the right to purchase the same number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder at the time of surrender.

          b.    Issuance of New Warrant.    Upon receipt by the Company of (i) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (ii) (A) in the case of loss, theft or destruction, an indemnity agreement reasonably satisfactory in form and substance to the Company or (B) in the case of mutilation, this Warrant, the Company, at its expense, shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

        Section 5.    Representations and Warranties of the Company.    The Company represents and warrants to the Holder that all shares of Common Stock which may be issued upon the exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and non-assessable.

        Section 6.    Covenants of the Company.    The Company covenants and agrees that it shall take all such action as may be required to assure that the Company shall at all times have authorized and reserved, a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant and/or other similar Warrants.

        Section 7.    No Stockholder Rights.    The Holder shall not be entitled to vote or receive dividends or be deemed the holder of the Warrant Shares or any other securities of the Company that may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any other matter submitted to the stockholders of the Company at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of capital stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrant shall have been exercised as provided herein.

        Section 8.    Restrictions on Transfer.    This Warrant may not be transferred or assigned to any person without the prior written consent of the Company.

        Section 9.    Notice.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered mail, postage prepaid, return receipt requested, or via facsimile, addressed as follows:

    (i)
    If to the Company, to:

      Mobility Technologies, Inc.
      851 Duportail Road, Suite 220
      Wayne, Pennsylvania 19087
      Attn: Secretary

    (ii)
    If to the Holder, to:

      T. Williams Consulting, Inc.
      555 Second Avenue, Suite D201
      Collegeville, PA 19426
      Attn: Chief Executive Officer

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

        Section 10.    Miscellaneous.

          a.    Governing Law.    This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

          b.    Prevailing Party's Costs and Expenses.    The prevailing party in any mediation, arbitration or legal action to enforce or interpret this Warrant shall be entitled to recover from the non-prevailing party all costs and expenses, including reasonable and documented attorneys' fees, incurred in such action or proceeding.

          c.    Failure to Pursue Remedies.    Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.

          d.    Amendment and Waiver.    No provision of this Warrant may be amended, modified or waived except upon the written consent of the party against whom such amendment, modification or waiver is to be enforced. The failure of any party to enforce any of the provisions of this Warrant shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Warrant in accordance with its terms.

          e.    Assignment; Binding Effect.    The rights and obligations of the Company set forth herein may not be assigned or delegated by the Company without the prior written consent of the Holder. Subject to compliance with the provisions of Section 8 hereof, the rights and obligations of the Holder set forth herein may be assigned or delegated by the Holder without the prior written consent of the Company. This Warrant shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Warrant, their successors, legal representatives and assigns.

          f.    Severability.    If any term or provision of this Warrant, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Warrant, or its application to other persons or circumstances, shall not be affected thereby, and each term, and provision of this Warrant shall be enforced to the fullest extent permitted by law.

          g.    Construction.    Whenever the context requires, the gender of any word used in this Warrant includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Warrant, and all references to exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.

          h.    Headings.    The headings and subheadings in this Warrant are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Warrant or any provision hereof.

          i.    Facsimile.    Delivery of an executed signature page of this Warrant by facsimile transmission shall be as effective as delivery of a manually executed signature page.

[SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

MOBILITY TECHNOLOGIES, INC.
By:	/s/ DAVID JANNETTA Name: Title:

EXHIBIT "A"

NOTICE OF EXERCISE

To:
Mobility Technologies, Inc.

1.
The undersigned hereby elects to purchase                        shares of Common Stock of Mobility Technologies, Inc., pursuant to the terms of the attached Warrant, and lenders herewith payment of the Exercise Price for such shares in full in the following manner:

☐
The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the Exercise Price of the shares being purchased, together with all applicable transfer taxes, if any.

☐
The undersigned elects to exercise the attached Warrant by means of the surrender of the right to purchase a number of shares of Common Stock in accordance with the provisions of Section 2(c)(ii) of the Warrant, and also tenders herewith a cash payment in the amount of all applicable transfer taxes, if any.

☐
The undersigned elects to exercise the attached Warrant by means of both a cash payment and the surrender of the right to purchase a number of shares of Common Stock in accordance with the provisions of Section 2(c)(ii) of the Warrant, and tenders herewith payment in full for that portion of the purchase price being paid in cash, together with all applicable transfer taxes, if any.

2.
In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon exercise are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities laws.

3.
Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name:
4.
Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name:
(Date)		Signature of Holder

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WARRANT TO PURCHASE COMMON STOCK OF MOBILITY TECHNOLOGIES, INC.
EXHIBIT "A" NOTICE OF EXERCISE